UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          December 31, 2011

LOTUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32581	20-0507918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Cheng Zhuang Road, Feng Tai District, Beijing 100071 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86-10-63899868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A amends and restates the Current Report on Form 8-K filed by Lotus Pharmaceuticals, Inc. (the “Company”) on January 9, 2012, solely for the purpose of removing references to pro forma financial information, which the Company has determined will not be required.

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2011, Liang Fang Pharmaceuticals Co., Ltd. (“Liang Fang”), an affiliate of Lotus Pharmaceuticals, Inc. (the “Company”) that is deemed a “variable interest entity” of the Company pursuant to contractual arrangements, entered into a business transfer agreement (the “Transfer Agreement”) with Meng Xin Vegetable Product Co., Ltd. (“Meng Xin”). Pursuant to the Transfer Agreement, Liang Fang transferred all of the assets (including land use right for the 1000 Mu (approximately 165 acres) land in Inner Mongolia) and associated liabilities of Liang Fang Inner Mongolia branch company, Beijing Feng Tai Drug Store, Beijing Yong An Zhong Sheng Drug Store, and Beijing He Ping Li Drug Store, to Meng Xin. The assets transferred pursuant to the Transfer Agreement, valued at approximately $52.6 million, include the entire 1000 Mu land and buildings thereon (valued at approximately $44.5 million), approximately $7.3 million of accounts receivable, and three retail drug stores in Beijing (Feng Tai store, Yong An Zhong Sheng store, and He Ping Li store). The liabilities, also valued at approximately $52.6 million, include all taxes and late payment fees payable, land use taxes and compensation payable to farmers which are collected retroactively, unpaid utilities and sewage, as well as management fees payable to the local government. No cash payment was made by any party pursuant to the Transfer Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Business Transfer Agreement between Liang Fang and Meng Xin (previously filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PHARMACEUTICALS, INC.

Date: March 15, 2012	By: /s/ Liu Zhongyi Name: Liu Zhongyi Title: Chairman and Chief Executive Officer